DELCATH EXPANDS BOARD OF DIRECTORS
WITH APPOINTMENT OF GABRIEL LEUNG

New York, NY – March 31, 2011 -- Delcath Systems, Inc. (NASDAQ: DCTH), a development stage, specialty pharmaceutical and medical device company focused on oncology, announced today the appointment of Gabriel Leung, M.Sc. to the Company’s expanded Board of Directors, effective immediately. The Company increased the size of its Board of Directors from seven to eight and appointed Mr. Leung to fill this new vacancy.  Mr. Leung will serve as a Class III director with a term expiring at the 2012 annual stockholder meeting.

With more than 20 years in the oncology pharmaceuticals marketplace and broad scientific expertise, Mr. Leung brings a wealth of experience in successfully gaining regulatory approval for and launching oncology drugs.  Mr. Leung most recently served as President of the Pharmaceuticals Business at OSI Pharmaceuticals, overseeing its oncology, diabetes and obesity businesses prior to the Company’s acquisition by Astellas Pharma Inc. in June 2010.  During his seven years at OSI, Mr. Leung held several senior management positions, led the successful filing of two supplemental New Drug Applications (NDA) for Tarceva® (erlotinib) and guided it to the most successful launch in U.S. oncology history with global sales exceeding $1.2 billion in 2009.  During this time, OSI’s market capitalization increased from $1.4 billion to approximately $4.0 billion at the time of acquisition.

Prior to OSI, Mr. Leung served as Group Vice President, Global Prescription Business & Head of the Global Oncology Franchise for Pharmacia Corporation.  At Pharmacia, Mr. Leung served on the CEO’s Corporate Operating Committee, overseeing all oncology clinical development projects and discovery portfolio strategy that led to four successful ODAC panel recommendations and NDA/sNDA approvals.  Previously, Mr. Leung held several leadership positions at Bristol-Myers Squibb. Currently, Mr. Leung serves on the Board of Directors of Albany Molecular Research, Inc., a company focused on drug discovery and development projects as well as the manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies.  He has also previously served on the Board of Directors of NanoMed, Inc.  Mr. Leung holds a BS in Pharmacy with high honors from the University of Texas, and an MS in Pharmacy from the University of Wisconsin.

Commenting on the announcement, Dr. Harold S. Koplewicz, Chairman of Delcath’s Board of Directors, said, “We are very pleased to welcome Gabriel Leung to our board. His strong pharmaceutical business and scientific background, industry relationships and established track record of helping to increase shareholder value will be invaluable as Delcath transitions from a development stage company to a commercial organization.”

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath concluded a Phase III metastatic melanoma study, and the Company recently completed a multi–arm Phase II trial to treat other liver cancers. The Company has not yet received FDA or any foreign regulatory approval for commercial sale of its system. For more information, please visit the Company’s website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward–looking statements made by the Company or on its behalf. This news release contains forward–looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to the acceptability of the Phase III clinical trial data by the FDA, re-submission and acceptance of the Company’s NDA by the FDA, approval of the Company’s NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales in the United States, acceptance of the Company’s CE Mark Technical File by its Notified Body, receipt of CE Mark approval, adoption, use and resulting sales in the EU, if any, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, approval of the current or future chemosaturation system for other indications, actions by the FDA or other regulatory agencies, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward–looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward–looking statements to reflect events or circumstances after the date they are made.

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